Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of September 6, 2006, by and between KENNETH D. RARDIN (the “Executive”) and MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation (the “Company”).

R E C I T A L S:

A.            The Company is engaged in the provision of medical diagnostic imaging software and professional services for healthcare facilities and medical equipment manufacturers.  The business in which the Company is engaged in from time-to-time during the term of this Agreement, inclusive of those new lines of business, if any, in which the Company is working toward entering from time-to-time are hereinafter collectively referred to as the “Business”; and

B.            The Company desires to employ the Executive and the Executive desires to accept such employment;

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.             Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as the President and Chief Executive Officer of the Company to perform such duties as are consistent with such position(s) as may be assigned, from time to time, by the Board of Directors (the “Board”) of the Company and to render such additional services and discharge such other responsibilities as the Board may, from time to time, stipulate consistent with such senior management position. The Board has agreed to appoint Executive as a member of the Board as soon as possible following the date of this Agreement, and, subject to its fiduciary duties, to nominate the Executive (during the term of this Agreement) for election at each meeting of the shareholders at which directors are elected.  The Executive agrees to serve on the Board if appointed or elected.

2.             Performance. The Executive accepts the employment described in Section 1 of this Agreement and agrees to devote substantially all of his working time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Board may, from time to time, stipulate consistent with such executive management position.

3.             Term.  The term of Executive’s employment with the Company under this Agreement commenced as of the date hereof (the “Commencement Date”).  The term of employment shall remain in effect until and unless terminated in accordance with the terms and conditions set forth in this Agreement.  The period of time in which Executive is employed shall constitute the “Employment Period,” and each calendar year or portion of a calendar year during the Employment Period is hereinafter sometimes referred to as a “Year.”  The Board or appropriate committee thereof will review the Agreement at its sole discretion, but no less frequently than every three (3) years subsequent to the date of this Agreement.

4.             Salary. For all the services to be rendered by the Executive hereunder, commencing September 6, 2006, the Company agrees to pay a salary at a rate of no less than Four Hundred Twenty-Five Thousand Dollars ($425,000) per year, payable in the manner and frequency in which the Company’s payroll is customarily handled, and subject, at the sole discretion of the Board, to increase at the time annual reviews of the salaries of other senior executive officers are to be conducted (“Salary”).

5.             Bonus. The Executive shall be eligible for an annual performance bonus of up to Seventy percent (70%) of Salary.  In the first twelve (12) months of this Agreement 50% ($148,750) of this bonus target shall be guaranteed to the Executive; the remaining 50% shall be dependent on achievement of defined Company and individual performance targets mutually agreed upon by the Company and the Executive.  After this initial period, achievement of the full bonus target shall be dependent on achievement of defined Company and individual performance targets established by the Board or an appropriate committee thereof following discussions with the Executive. Based on performance, the Board in its discretion may award an additional bonus, above the 70% target.  For the initial twelve (12) month period, the bonus shall be paid within thirty (30) days of the last month of the period, and would be made in lieu of any other Corporate Bonus Plan in place for 2006 or 2007.  For the period from the end of the initial twelve (12) months to year end 2007, the Board and the Executive shall mutually agree to a bonus plan and appropriate goals for such period.  Beyond year end 2007, for each full year the annual performance bonus is to be paid, it shall be paid within thirty (30) days of the completion of the year-end financial statements for that Year, but in no event later than May 31 of the following year. The Board, or an appropriate committee thereof, may change the bonus target annually and any dispute as to whether Executive met the performance targets for a Year shall be determined conclusively by the Compensation Committee of the Board. As Chief Executive Officer of the Company, adjustments to the compensation package, including base pay, annual bonus and annual stock option awards, will be determined by the Board or an appropriate committee thereof following discussions with the Executive.

6.             Paid Time Off. The Executive shall be entitled to paid time off for vacation, illness, holiday and personal reasons in accordance with the Company’s paid time off policy at the rate offered to the most senior employees of the Company with the longest tenure, but paid vacation shall be no less than twenty (20) days per calendar year.

7.             Commuting and Relocation Allowance. The Executive understands and agrees that his duties under this Agreement shall be primarily performed, and the corporate headquarter operations of the Company shall be conducted, from the Company’ corporate offices located in Milwaukee, Wisconsin as well as from such other offices of the Company as may be determined by the Board. For a maximum of nine months following the Commencement Date, the Company will reimburse the Executive for up to one weekly round trip airfare from his current home to the Company’s headquarters office and for the Executive’s reasonable, necessary and appropriate living expenses at the Company’s headquarter location.  After such nine-month period, the Executive will relocate his home to the location of Company’s headquarters (or such other office as may be agreed upon by the Board and the Executive) and the Company shall reimburse the Executive for the reasonable, necessary and appropriate costs of such relocation, including three or four trips for the Executive’s family, real estate commissions, closing costs and moving expenses.

8.             Disability Benefit. If at any time during the Employment Period the Executive is unable to perform fully the material and substantial duties of the Executive’s regular job position hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence by a physician selected jointly by the Board and the Executive), the Executive shall be entitled to receive periodic payments of Salary, Bonus and any and all benefits to which he would otherwise be entitled pursuant to Section 4, 5, 6, 9, 11, and 12 of this Agreement by reason of his employment for a period of ninety (90) days. Notwithstanding the foregoing provision (i) the amounts payable to the Executive pursuant to this Section 8 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the

Executive by the Company and paid for by the Company; and (ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Executive is entitled under applicable law. Furthermore, the Company will not materially reduce the long-term disability insurance benefits for the Executive from the level currently in effect.

9.             Stock Options. The Executive will be granted 450,000 stock options under the Company’s 2005 Equity Incentive Plan effective the first business day following the time the Company is current with its filings with the Securities and Exchange Commission (i.e., all filings required to be filed by the Company with the Securities and Exchange Commission have either been filed or are not yet past due) and the Board or an appropriate committee thereof is able to grant the options.  The pricing of the options will be based on the fair market value of the Company’s common stock at the close of business the first business day following the time the Company is current with its SEC filings and the Company is able to grant the options. The vesting schedule is as follows: 25% immediate vesting upon grant, and 25% at the anniversary date in each of the next 3 years.  The other terms and conditions of the stock options will be set forth in a separate option agreement between the Company and the Executive. Additional stock options may be awarded in the future on an annual or other basis pending recommendation and approval by the Board or an appropriate committee thereof.

10.           Change in Control. In the event of a “change in control” of the Company (“change in control” of the Company shall mean a change in the ownership of fifty percent (50%) or more of the outstanding stock of the Company in a single transaction or series of transactions effected by a third party or third parties acting in concert, a change of fifty percent (50%) or more of the members of the Board in a single transaction or series of transactions effected by any third party or third parties acting in concert, other than pursuant to nomination of a new slate of directors where there has been no material change in beneficial ownership of the Company within 365 days preceding such nomination or a sale of substantially all of the Company’s assets), all of the Executive’s options will immediately vest and become exercisable. In the event of a change in control (as described above) and if the Executive is:  (i) involuntarily terminated within 120 days prior to (provided it is reasonably likely that such termination of employment arose in connection with or in anticipation of such change in control) or 365 days following the change in control; or (ii) voluntarily terminates his employment with the Company within 365 days, following either:  (a) any reduction in Executive’s responsibilities or authority with respect to the Business (including any involuntary loss of the position of President and Chief Executive Officer of the entity controlling the Business after the change in control); (b) a reduction in Executive’s compensation package, including then current salary, in effect immediately prior to the change in control; or (c) the Company’s principal place of business is relocated more than 30 miles further from the Company’s then current headquarters location; then the Executive will be entitled to (A) twenty-four (24) months then current Salary as a change in control allowance, to be paid in a single payment within thirty (30) days of such termination of the Executive’s employment, plus (B) an amount equal to two times the maximum amount of the Executive’s then current annual bonus set forth in Section 5 which could be earned assuming the achievement of the highest performance targets for each month of the current plan year during which the Executive was employed to be paid in a single payment within thirty (30) days of the termination of the Executive’s employment, and (C) a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (collectively, “Supplemental Benefits”) for twenty-four (24) months after the effective date of termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive’s effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of Supplemental Benefits shall be discontinued in the event the Executive has available substantially similar welfare benefits at a comparable cost from a subsequent employer.  For purposes of this Agreement, no change in ownership or directors as a result of the merger of the Company with Cedara Software Corp. shall be considered when determining whether a change in control has occurred.

In addition, upon a “change of control” as defined above, the Company will deposit Three Hundred Thousand Dollars ($300,000) into an interest-bearing escrow account (the “Escrow”) to be held by a third party mutually acceptable to the Executive and the Company. The Escrow shall be structured to ensure that the Executive is not taxed on any funds in the Escrow until such funds are paid to the Executive; provided, however, that in the event the Escrow cannot be so structured, the Company shall not be required to establish the Escrow.  The cost of such Escrow shall be paid by the Company.  The purpose of the Escrow shall be to provide the Executive a “stay bonus” to help assure a smooth transition if the acquiror in a change of control transaction requests that the Executive continue his employment with the Company in an executive or managerial capacity suitable for the Executive’s background, although not necessarily the same position previously occupied by the Executive, but subject to the Executive’s acceptance of such a position.  The compensation, bonus and benefits to be paid to the Executive during such period following the change in control must be at least the same as paid or provided prior to closing except for minor changes in Supplemental Benefits, and shall be mutually acceptable to both parties.  The Executive’s services pursuant to this paragraph shall be performed within 30 miles from the Company’s then current headquarters location, except for travel consistent with the Executive’s position prior to the change in control. The total amount in such Escrow, including interest thereon, will be paid to the Executive twelve months following the change in control if the Executive has substantially performed the services requested to be performed by the acquiror following such change of control transaction.  If the acquiror does not request the Executive’s service after the change in control, no amount shall be paid to the Executive from the Escrow. If the acquiror requests less than a full year of service, a pro rata amount of the Escrow shall be paid to the Executive based upon the number of months or partial months worked divided by twelve.  At the end of the stay bonus performance period the Executive shall have a period of thirty days following the termination of such services or 365 days following the change of control, whichever is later, to terminate his services with the Company and be entitled to receive the change of control payments in addition to the stay bonus described in this paragraph

11.           Other Benefits.

(a)           Except as otherwise specifically provided herein, during the Employment Period, the Executive shall be eligible for all non-wage benefits the Company provides generally for its executive employees.

(b)           The Executive shall be entitled to, and the Company shall use commercially reasonable efforts to procure, director and officer liability insurance coverage insuring the Executive for acts and omissions while an officer and director of the Company (which insurance shall cover Executive after the termination of his employment hereunder) on a basis no less favorable to him than the coverage provided to other officers and directors; provided, however, that in the event the Company is unable to secure such coverage, the Executive shall be entitled to terminate this Agreement free of the restrictions set forth in Subsection 18(b) hereof; provided further that the Executive shall only be entitled to terminate his employment as contemplated above free of the restrictions imposed by Subsection 18(b) if the Executive effects such termination within forty-five (45) days following receipt of notice of the lack of such coverage.  For the avoidance of doubt, if the Executive terminates his employment as contemplated by this Subsection 18(b), then he shall not be entitled to any severance benefits under this Agreement.

12.           Business Expenses.

(a)           Reimbursement. The Company shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and mobile phone expenses.

(b)           Accounting. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other reasonable requirements. All such reimbursements shall be payable by the Company to the Executive promptly after receipt by the Company of appropriate documentation therefor.

13.           Termination.

(a)           This Agreement may be terminated by the Company or the Board or an appropriate committee thereof at any time for the following reasons:

(1)           For Cause, by written notice to the Executive.  “Cause” shall mean termination for gross negligence related to the performance of the Executive’s duties, commission of a felony, or material violation of any significant policies of the Company, which violation has not been cured or substantially mitigated by the Executive after notice thereof has been provided to him and he has been given three (3) days to effect such cure or mitigation; or

(2)           In the event of the death or disability of the Executive; provided, however, the Executive may only be terminated for disability if the Executive is entitled to receive disability benefits as contemplated by Section 8; or

(3)           Without Cause for any reason by providing to the Executive the severance benefits set forth in Section 14.

(b)           This Agreement may be terminated by the Executive at any time for the following reasons:

(1)           The Executive’s resignation or retirement from employment with the Company (this clause shall not be construed as an agreement to employ the Executive for a defined term), except for the reasons specified in subparagraph (2) below, upon thirty (30) days advance written notice to the Company; or

(2)           By the Executive for “Good Reason,” defined as including only constructive termination, a material reduction in base salary, a material reduction in opportunity for incentive compensation, a material reduction in responsibility (including any involuntary loss of the position of President and Chief Executive Officer), the breach by the Company of the provisions of Subsection 11(b), or if the Executive is no longer a member of the Board, by written notice from the Executive.

14.           Severance.  In the first year of this Agreement, in the event that the Executive is terminated pursuant to Subsection 13(a)(3) or (b)(2) the Company shall pay the Executive, in full satisfaction, release and discharge of any claim the Executive may have relating to his employment and the termination thereof, including but not limited to any and all claims for termination pay, severance pay (if applicable), any and all claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Law, the Family Medical Leave Act and any other applicable legislation or common law, (A) an amount equal to twelve (12) months of his then current Salary plus (B) the guaranteed portion of the Executive’s bonus, and (C) a continuation of the Supplemental Benefits for twelve (12) months after the effective date of termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive’s effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.  The amount of the severance allowance provided for in subsections (A) and (B) of this Section 14 shall be paid out in equal installments over the severance period.    Notwithstanding anything to the contrary contained herein, in the event the Executive elects to receive (pursuant to the operation of Section 10) twenty-four (24) months of his then current salary following a change in control event and the Executive’s voluntary or involuntary termination, then Executive shall not be entitled to any payment of severance pursuant to this Section 14.  In the event a change in control occurs and the Executive is not entitled to twenty-four (24) months of his then current salary pursuant to Section 10, then the Executive shall continue to be entitled to receive severance payments per this Section 14.

After the first year of this Agreement, in the event that the Executive is terminated pursuant to Subsection 13(a)(3) or (b)(2) the Company shall pay the Executive, in full satisfaction, release and discharge of any claim the Executive may have relating to his employment and the termination thereof, including but not limited to any and all claims for termination pay, severance pay (if applicable), any and all claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Law, the Family Medical Leave Act and any other applicable legislation or common law, (A) an amount equal to twenty-four (24) months of his then current Salary plus (B) an amount equal to two times the maximum amount of the Executive’s then current annual bonus set forth in Section 5 which could be earned assuming the achievement of the highest performance targets for each month of the current plan year during which the Executive was employed, (C) all of the Executive’s options will immediately vest and become exercisable, and (D) a continuation of the Supplemental Benefits for twenty-four (24) months after the effective date of termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive’s effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.  The amount of the severance allowance provided for in subsections (A) and (B) of this Section 14 shall be paid out in equal installments over the severance period.    Notwithstanding anything to the contrary contained herein, in the event the Executive elects to receive (pursuant to the operation of Section 10) twenty-four (24) months of his then current salary following a change in control event and the Executive’s voluntary or involuntary termination, then the Executive shall not be entitled to any payment of severance pursuant to this Section 14.  In the event a change in control occurs and the Executive is not entitled to twenty-four (24) months of his then current salary pursuant to Section 10, then the Executive shall continue to be entitled to receive severance payments per this Section 14.

It is the intent of the parties that all payments of Severance or Change in Control Benefits under this Agreement be made in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations prescribed thereunder.  In the event the Company or the Executive determines in good faith that the time or form of any such payment needs to be restructured in order to comply with Section 409A, the Company shall restructure the time or form of payment in order to so comply, provided that the restructuring of the time or form of payment must be agreed to by the Executive, which agreement shall not be unreasonably withheld.

15.           Surrender of Properties. Upon termination of the Executive’s employment with the Company, regardless of the cause therefor, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment, and, in addition, the Executive shall surrender to the Company any and all confidential sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, Business, and operations of the Company in his possession.

16.           Inventions and Secrecy. Except as otherwise provided in this Section 16 the Executive:

(a)           shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its Business or production operations obtained by the Executive during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Company and after the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company;

(b)           shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by him alone or jointly with others, from the time of entering the Company’s employ until such employment is terminated, relevant or pertinent in any way, whether directly or indirectly, to the Company’s Business or production operations or resulting from or suggested by any work which he may have done for the Company or at its request;

(c)           shall, at all times during his employment with the Company, assist the Company (entirely at the Company’s expense) to obtain and develop for the Company’s benefit patents on such inventions, ideas, devices and processes, whether or not patented; and

(d)           shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above.

The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive’s rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless:  (A) the invention related to (i) the Business of the Company; or (ii) the Company’s actual or demonstrably anticipated (with the realistic prospect of occurring) research or development; or (B) the invention results from any work performed by the Executive for the Company. The Executive acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive’s obligation to assign or offer to assign to the Company the Executive’s rights in inventions.

17.           Confidentiality of Information: Duty of Non-Disclosure.

(a)           The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times he will not, directly or indirectly, without the express consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its customers, prospective customers, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally, or known by Executive prior to his employment with the Company. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the Business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 17 shall survive the termination of this Agreement.

(b)           The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of his covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

18.           Covenant Not to Compete.

(a)           During Employment Period.  During the Employment Period, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole and reasonable discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with the Business of the Company. The Executive may devote reasonable time to charitable or community activities or serve on corporate, civic, educational or charitable boards or committees provided that such activities are approved in advance by the Board (or by the Chairperson of a Committee selected by the Board) in its sole discretion and do not interfere in a material manner with the performance of the Executive’s responsibilities under this Agreement.

(b)           Following Termination of Employment Period.  Within the twenty-four (24) months period immediately following the end of the Employment Period, regardless of the reason therefore, the Executive shall not engage in the following, but only to the extent that these activities compete in a similar Business to the Company, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (A) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the Business being conducted at the time of such termination;

(B) directly solicit, contact, interfere with, or divert any customer served by the Company for the Business, or any prospective customer identified by or on behalf of the Company, during the Executive’s employment with the Company; or (C) directly solicit any employee then employed by the Company or previously employed by the Company within the two year period preceding termination of the Executive’s employment with the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the Business of the Company being conducted at the time of such termination.

(c)           Acknowledgment.  The Executive acknowledges that the restrictions set forth in Section 18 are reasonable in scope and essential to the preservation of the Business of the Company and proprietary properties and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive’s termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

(d)           Severability.  The covenants of the Executive contained in Section 18 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(e)           Corporate Opportunities.  The Executive acknowledges that he has various fiduciary duties to the Company, including the duty not to violate the corporate opportunity doctrine.  Such doctrine, in general, prohibits the Executive from diverting to himself opportunities which by right belong to the Company. The Executive acknowledges that he owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  The Executive acknowledges that he is prohibited from (a) taking for himself personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company, without the express consent of the Company.  In the event the Executive seeks a waiver of any opportunity which should first be offered to the Company or any of its subsidiaries pursuant to Wisconsin law, he shall first seek the approval of the Executive Committee or such other committee, or full Board, to which the Executive Committee refers such decision.  The Executive agrees to abstain from voting as a director on any such matter.

19.           Excise Tax Equalization Payment.

(a)           Excise Tax Equalization Payment.  Notwithstanding anything contained in this Agreement or any other agreement between the Executive and the Company to the contrary, in the event that the Executive becomes entitled to severance benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan or compensation arrangement with the Company, its subsidiaries or affiliates (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income or employment tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 19 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the effective date of change in control but in no event beyond thirty (30) days from such date or the determination that the Excise Tax is required to be imposed.

(b)           Tax Computation.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax.

(1)           The change in control or severance benefits and any other payments or benefits received or to be received by the Executive in connection with the change in control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company and subsidiaries or affiliates, or with any person whose actions result in a change in control of the Company or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of a nationally recognized tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Executive:  (A) the severance benefits and such other payments or benefits (in whole or in part) do not constitute parachute payments; (B) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code; or (C) are otherwise not subject to the Excise Tax;

(2)           The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:  (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after paying clause (1) above; and

(3)           The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the change in control or termination.

(c)           Subsequent Recalculation.  In the event the Internal Revenue Service adjusts the computation of the Company under Section 19 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the national tax counsel referred to above.

(d)           Costs of Calculations.  The Company agrees to bear all costs associated with this Section 19.

20.           General Provisions.

(a)           Goodwill. The Company has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

(b)           Notices.  Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by depositing the notice with a nationally recognized overnight delivery service, all shipping costs prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

As addressed to the Company:

Merge Technologies Incorporated

6737 W. Washington Street, Suite 2250

Milwaukee, Wisconsin 53214-5650

Attention:  Chairman, Board of Directors

As addressed to the Executive:

Kenneth D. Rardin

At the home address on record with the Company

The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.

(c)           Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board or upon the Executive unless made in writing and signed by him. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

(d)           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to the Executive’s duties and compensation as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment No presumption shall be made in favor or against either party based upon who has served as draftsman of this Agreement.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

(f)            Severability.  If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(g)           Assignment.  The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company.   This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company, provided either the successor has a net worth greater than the Company at the time of assignment or the Company remains primarily liable with respect to the obligations so assigned.

(h)           Costs of Enforcement, Litigation.  In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys’ fees and costs as shall be determined and awarded by the court.  Any controversy or dispute with respect to the terms of Section 15, 16, 17, 18 or 19 of this Agreement will survive termination of this Agreement and shall be litigated in the state of federal courts of competent jurisdiction situated in Milwaukee, Wisconsin, to which jurisdiction and venue all parties consent.

(i)            Mitigation.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make payments hereunder.  Notwithstanding the foregoing, if Executive receives the payments described in Section 10 by terminating his employment following a change in control and Executive subsequently becomes re-employed by the Company or by the party or parties effecting the change in control, the amounts earned on re-employment (up to a period of one year’s compensation) shall be repaid to the Company.

21.           Executive Acknowledgement.  The Executive acknowledges that:

(a)           the Executive has had sufficient time to review this Agreement thoroughly;

(b)           the Executive has read and understands the terms of this Agreement and the obligations hereunder;

(c)           the Executive has received the good and adequate consideration for entering into this Agreement; and

(d)           the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.

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IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

COMPANY:

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ MICHAEL D. DUNHAM
Michael D. Dunham
Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ KENNETH D. RARDIN
Kenneth D. Rardin